Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 22, 2009 with respect to the balance sheet of Two Harbors Investment Corp., in the Amendment No. 1 to Registration Statement (Form S-4, No. 333-160199) and related prospectus for the registration of 26,249,000 shares of its common stock, 33,249,000 of its warrants to purchase shares of its common stock and 33,249,000 of its common stock underlying the warrants to be issued in the merger with Capitol Acquisition Corp.

/s/ Ernst & Young LLP

Minneapolis, MN

August 3, 2009